Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-232827, No. 333-206272, No. 333-180016, No. 333-174568, No. 333-125492, No. 333-75308, No. 333-70170, No. 333-40156, No. 333-93379, No. 333-77029, No. 33-56868, No. 33-20155, No. 333-24909, No. 333-24899, No. 33-55082, No. 33-39777, No. 33-63226, No. 33-41580, No. 33-39776, and No. 33-15156) on Form S-8 and (No. 333-72024 and No. 333-40156) on Form S-4 of our reports dated February 22, 2022, with respect to the consolidated financial statements of Cerner Corporation and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Kansas City, Missouri
February 22, 2022